UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 4, 2005

BRUNSWICK CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	001-01043	36-0848180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 N. Field Court Lake Forest, Illinois	60045-4811
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 735-4700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

(a) Director Compensation

On May 4, 2005, the Board of Directors of Brunswick Corporation (“Brunswick”) approved certain changes to the compensation of the non-management members of the Brunswick Board of Directors.  Those changes, as outlined in the Board of Directors Compensation Summary attached hereto as Exhibit 10.1 and incorporated herein by reference, include the annual payment of a:

(1)            $20,000 fee to the non-management Presiding Director;

(2)            $10,000 fee to the Chair of the Human Resources and Compensation Committee; and

(3)            $7,500 fee to any Board member serving on more than one committee (except that such fee shall not be paid in the case of a Board member who receives a fee for both committees on which he or she serves).

In addition, directors shall now receive an annual grant of 1,000 restricted stock units, which shall be granted on the date of Brunswick’s annual meeting of shareholders (for directors appointed during the year, the number of restricted stock units will be awarded on a pro rata basis).  The units will be converted to shares of Brunswick common stock to be distributed either on the date of the director’s retirement from the Board, or deferred, at the director’s election, in annual installments of up to fifteen years following retirement.

Finally, directors may receive Brunswick products with an aggregate value of up to $15,000 annually.  The value of these products is included in the directors’ taxable income, and Brunswick reimburses directors for the applicable tax liability associated with the receipt of such products.  In addition, directors may lease certain boats from Brunswick at no charge except for the payment of applicable taxes, and all or a portion of a director’s $15,000 product allowance may be applied to defray those taxes.  Directors may also purchase Brunswick products at Brunswick’s wholesale prices.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description of Exhibit
10.1	Board of Directors Compensation Summary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUNSWICK CORPORATION

Dated: May 9, 2005	By:	/s/ Marschall I. Smith
Name: Marschall I. Smith
Title: Vice President, General Counsel and
Secretary

EXHIBIT INDEX:

Exhibit No.	Description of Exhibit
10.1	Board of Directors Compensation Summary